Exhibit 5.1

August 10, 2026

Board of Directors
PENN Entertainment, Inc.
825 Berkshire Blvd., Suite 200
Wyomissing, PA 19610

Re: PENN Entertainment, Inc. - Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel to PENN Entertainment, Inc. (f/k/a Penn National Gaming, Inc,), a Pennsylvania corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the proposed issuance of up to 4,000,000 additional shares of common stock, par value $0.01 per share of the Company (the “Shares”) pursuant to the PENN Entertainment, Inc. 2022 Long Term Incentive Compensation Plan, as amended (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

The opinion expressed below is based on the assumption that the Registration Statement has been filed by the Company with the Securities and Exchange Commission and will have become effective before any of the Shares are issued, and that persons acquiring the Shares will do so strictly in accordance with the terms of the Plan and will receive a prospectus containing all the information required by Part I of the Registration Statement before acquiring such Shares. The opinion is also based on the assumption that the Shares will continue to be duly and validly authorized on the dates that the Shares are issued to participants pursuant to the terms of the Plan and, upon the issuance of any of the Shares, the total number of shares of common stock of the Company issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of common stock that the Company is then authorized to issue under its Articles of Incorporation, as amended.

This opinion letter is based as to matters of law solely on the Pennsylvania Business Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

PENN Entertainment, Inc.
August 10, 2026

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, when issued pursuant to the Plan in accordance with the terms and conditions thereof (including, where applicable, the payment of any exercise price, the satisfaction of any vesting or forfeiture restrictions and the achievement of applicable performance goals), will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP